Exhibit 99.2

March 19, 2004

Sierra Pacific Resources Announces Sale of its Senior Notes due 2014

     Reno, Nevada— Sierra Pacific Resources (NYSE: SRP) announced today that it has completed the private placement of $335 million of its 8 5/8% Senior Notes due 2014. The notes are not registered under the Securities Act of 1933, as amended, and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available. Proceeds from the sale of the notes will be used to satisfy Sierra Pacific Resources’obligations with respect to its $300 million 8¾% Notes due 2005. This press release does not constitute and offer to sell these notes, nor a solicitation for an offer to purchase these notes, nor is it a solicitation of any proxy or consent for any purpose.

     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership.

     This press release contains forward-looking statements regarding the future performance of the Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries in the near future, the financial performance of the Sierra Pacific Resources’

subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company, and Sierra Pacific Resources’ ability to access the capital markets for general corporate purposes. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, adverse decisions in pending or future litigation, their ability to access the capital markets to refinance upcoming debt maturities and for general corporate purposes, their ability to purchase sufficient power to meet their power demands, whether terminated power suppliers will be successful in pursuing claims against Nevada Power Company and Sierra Pacific Power Company for liquidated damages under their terminated power contracts and weather conditions during the summer months of 2004 and beyond. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Report on Form 10- K for the year ended December 31, 2003, filed with the SEC. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.